Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222231

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 2 DATED APRIL 24, 2020

TO THE PROSPECTUS DATED APRIL 17, 2020

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc. dated April 17, 2020 (the “Prospectus”) and Supplement No. 1 dated April 17, 2020. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose updates to our operations.

Operations Updates

Q1 2020 brought changes to the real estate market and the global economy as COVID-19 became a global pandemic. The true impact to real estate fundamentals, values, and transaction volumes will not be known for several more weeks or months and will depend on how long the coronavirus lasts and how severely it affects economic growth. While no real estate sector or portfolio is immune from the negative effects of the COVID-19 pandemic, we believe certain sectors and strategies are better positioned in these uncertain times and will gain value over the long term. We believe we are well positioned due to our (i) low leverage, (ii) long-term leases and high occupancy, (iii) limited lease expirations over next two years, (iv) no exposure to commercial mortgage backed securities (CMBS), and (v) no exposure to gaming, leisure or senior housing and no material exposure to hospitality, which are anticipated to be the most negatively affected sectors in the near term. During April, we demonstrated our overall rent durability since the majority of the portfolio’s tenants are current on their rent payments. As of April 22, 2020, we had collected 88% of rent in the U.S. portfolio. We granted rent relief on a case-by-case basis to certain of our small business tenants to assist them through this challenging time in order to emerge after this health crisis with well-occupied properties with strong cash flows.

The NAV per share for each of our share classes was down from February 29, 2020 to March 31, 2020. The decrease was driven primarily by the performance of our listed REIT securities.

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